Exhibit 10.6

FORM OF SEVERANCE AGREEMENT

AGREEMENT made as of June 27, 2008, between Harte-Hanks, Inc., a Delaware corporation (the “Company”), and                      (the “Executive”).

WHEREAS, the Executive is currently serving as Vice President of the Company;

WHEREAS, the Executive possesses an intimate knowledge of the business and affairs of the Company, its policies, methods, personnel and plans for the future and has acquired contacts of considerable value to the Company; and

WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the Executive’s contribution to the growth and success of the Company has been substantial and wishes to offer an inducement to the Executive to remain in the employ of the Company;

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, this Agreement sets forth benefits which the Company will pay to Executive in the event of termination of Executive’s employment under the circumstances described herein:

1. Term. The term of this Agreement shall be effective upon a Change in Control (as defined herein) and continue until the earlier of (a) the expiration of the second anniversary of the occurrence of a Change in Control, (b) the Executive’s death, or (c) the Executive’s earlier voluntary retirement (except as provided in Section 3(a)(ii)) (the “Term”).

2. Definitions.

(a)	Cause. For “Cause” means that the Board determines in good faith that the Executive shall have committed:

(i)	an intentional material act of fraud or embezzlement in connection with his duties or in the course of his employment with the Company;

(ii)	intentional wrongful material damage to property of the Company; or

(iii)	intentional wrongful disclosure of material secret processes or material confidential information of the Company.

For the purposes of this Agreement, no act, or failure to act, on the part of the Executive will be deemed “intentional” unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

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(b)	Change in Control. A “Change in Control” of the Company shall have occurred if any of the following events shall occur:

(i)	the Company is merged, consolidated or reorganized into or with another corporation or other legal person and as a result of such merger, consolidation or reorganization less than 60% of the combined voting power of the then outstanding securities of the remaining corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such transaction;

(ii)	the Company sells all or substantially all of its assets to any other corporation or other legal person and as a result of such sale less than 60% of the combined voting power of the then outstanding securities of such corporation or legal person or its ultimate parent immediately after such transaction is received in respect of or in exchange for voting securities of the Company pursuant to such sale;

(iii)	any person (including any “person” as such term is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities which when added to any securities already owned by such person would represent in the aggregate 30% or more of the combined voting power of the then outstanding securities of the Company; or

(iv)	such other events that cause a Change in Control of the Company as determined by the Board in its sole discretion.

(c)	Code. The “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d)	Disability. “Disability” shall have the meaning given to disability in the Company’s long-term disability insurance plan.

(e)	Severance Compensation. The “Severance Compensation” shall be a lump sum cash amount equal to 100% of the sum of (i) the annual base salary of the Executive in effect immediately prior to the Change in Control or the Termination Date, whichever is larger, plus (ii) the average of the bonus or incentive compensation of the Executive, received from the Company for the two fiscal years preceding the year in which the Change in Control occurred or for the two fiscal years preceding the year in which the Termination Date occurs, whichever is larger.

(f)	Termination Date. The “Termination Date” shall be the date upon which the Executive or the Company terminates the employment of the Executive and such termination constitutes a “separation from service,” as defined and applied in Section 409A of the Code.

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3. Rights of Executive Upon Change in Control and Termination.

(a)	The Company shall provide the Executive, within ten days following the Termination Date (subject to Section 11 if the Executive is a specified employee), and provided the Executive has executed the release described in Section 6 below, Severance Compensation in lieu of compensation to the Executive for periods subsequent to the Termination Date, if, following the occurrence of a Change in Control, any of the following events shall occur:

(i)	the Company terminates the Executive’s employment (i.e., the Executive separates from service) during the Term other than for any of the following reasons:

(1)	the Executive dies;

(2)	the Executive suffers a Disability and is unable to work (with or without reasonable accommodation) for a period of 180 consecutive days; or

(3)	for Cause;

(ii)	the Executive terminates his or her employment (i.e., separates from service) after such Change in Control during the Term and a material negative change in the employment relationship, which shall include the occurrence of at least one of the following events:

(1)	a material adverse change in the nature or scope of the authorities, functions or duties attached to the position with the Company that the Executive had immediately prior to the Change in Control;

(2)	a reduction in the Executive’s salary, bonus or incentive compensation or a significant reduction in scope or value of other monetary or non-monetary benefits (other than benefits pursuant to a broad based employee benefit plan) to which the Executive was entitled from the Company immediately prior to the Change in Control;

(3)	a determination by the Executive made in good faith that as a result of a Change in Control and a change in circumstances thereafter, he has been rendered substantially unable to carry out, or has been substantially hindered in the performance of, the authorities, functions or duties attached to his position immediately prior to the Change in Control;

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(4)	the Company shall require the Executive to materially relocate his principal location of work from the location thereof immediately prior to the Change in Control, or to travel away from his office in the course of discharging his responsibilities or duties significantly more than required of him prior to the Change in Control; or

(5)	the Company commits any material breach of this Agreement;

provided, however, that with regard to each change described above, the Executive must provide written notice to the Company within 90 days of the occurrence of such change, and the Company shall have 30 days in which to cure; or

(iii)	the Executive terminates his or her employment (i.e., separates from service) for any reason during the 30-day period following the first anniversary of the Change in Control.

(b)	Severance Compensation pursuant to this Section 3 will not be subject to setoff or mitigation.

(c)	Upon a Change in Control, one-half of the unvested portion of each equity-based award previously granted by the Company to the Executive will become vested and fully exercisable by the Executive. Such accelerated vesting shall apply to one-half of the equity-based awards scheduled to vest on each vesting date specified in each such equity-based award. Such equity-based awards shall remain exercisable for their original term; provided, however, that the Company has the right to require the Executive to exercise such equity-based awards that are subject to exercise within 90 days after receipt of written notice to the Executive. If the Executive fails to exercise his or her equity-based awards within such 90-day period, the Company has the right to cancel such equity-based awards. Awards that vest on a performance basis will be considered to vest at 100% of the target level previously established for such awards.

(d)	In the event the Company becomes obligated hereunder to pay the Executive the Severance Compensation, the Company shall also pay the Executive, ten days following the Termination Date (subject to Section 11 if the Executive is a specified employee), and provided the Executive has executed the release described in Section 6 below, a lump sum cash payment in the amount equivalent to continuation coverage (COBRA) payments under the Company’s group health insurance plan for a period of 18 months.

(e)

Notwithstanding the above section or any other provision of this Agreement, in no event shall the Company pay or be obligated to pay the Executive an amount which would be an Excess Parachute Payment. For purposes of this Agreement, the term “Excess Parachute Payment” shall mean any payment or any portion

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thereof which would be an “excess parachute payment” within the meaning of Section 280G of the Code, and would result in the imposition of an excise tax under Section 4999 of the Code, in the opinion of tax counsel selected by the Company and acceptable to the Executive. To the extent that the payments hereunder must be reduced to avoid any Excess Parachute Payment, such reduction shall be applied in the following order:

(i)	to cash amounts payable as Severance Compensation;

(ii)	to amounts payable for the maintenance of continuation coverage (COBRA) payments under the Company’s group health insurance plan, as provided in Section 3(d);

(iii)	to the accelerated vesting of equity-based awards, as provided in Section 3(c).

4. Successors, Binding Agreement. This Agreement will be binding upon the Company, its successors and assigns, and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees.

5. Notice. The Company shall give written notice to Executive within ten days after any Change in Control. Failure to give such notice shall constitute a material breach of this Agreement. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or received after being mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

c/o Harte-Hanks, Inc.

200 Concord Plaza Drive

Suite 800

San Antonio, Texas 78216

If to the Company:

Harte-Hanks, Inc.

200 Concord Plaza Drive

Suite 800

San Antonio, Texas 78216

Attention: General Counsel

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

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6. Release. In consideration for the benefits and payments provided under Sections 3(a) and 3(d) of this Agreement, unless such requirement is waived by the Board in its sole discretion, the Executive agrees to execute a release acceptable to the Company releasing the Company, its subsidiaries, shareholders, partners, officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind, including but not limited to all claims or causes of action arising out of the Executive’s employment with the Company or the termination of such employment. The Executive shall execute such release prior to or as soon as practicable after his Termination Date, unless the Board in its sole discretion waives such requirement.

7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, unless specifically referred to herein, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the substantive laws of the State of Delaware (to the extent not preempted by Federal law), without regard to principles of conflicts of law. This Agreement replaces any prior severance agreement between the Company and the Executive.

8. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9. Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company prior to any Change in Control; provided, however, that any termination of employment of the Executive or removal of the Executive as an elected officer of the Company following the commencement of any discussion authorized by the Board of Directors of the Company with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement and shall entitle the Executive to all Severance Compensation. Notwithstanding any other provision hereof to the contrary, the Executive may, at any time during his employment with the Company upon the giving of 30 days prior written notice, terminate his employment hereunder. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any Severance Compensation, neither the Executive nor the Company shall have any further obligation or liability hereunder. For the avoidance of doubt, nothing herein shall be deemed to modify or amend any provision of any other non-competition, non-solicitation, confidentiality, or other agreement with the Company.

10. Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or

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government regulation or ruling; provided, however, that no withholding pursuant to Section 4999 of the Code shall be made unless, in the opinion of tax counsel selected by the Company and acceptable to the Executive, such withholding relates to payments which result in the imposition of an excise tax pursuant to Section 4999 of the Code.

11. Section 409A. Notwithstanding anything to the contrary in this Agreement, if the Executive is a “specified employee” (as defined and applied in Section 409A of the Code) as of the Termination Date, to the extent any payment under this Agreement constitutes deferred compensation (after taking into account any applicable exemptions under Section 409A of the Code) and to the extent required by Section 409A of the Code, the Executive shall not be entitled to any payments under this Agreement until the earlier of (a) the first day following the six-month anniversary of the Termination Date, or (b) the Executive’s date of death. For purposes of Section 409A of the Code, each “payment” (as defined by Section 409A of the Code) made under this Agreement shall be considered a “separate payment.” In addition, for purposes of Section 409A of the Code, payments shall be deemed exempt from Section 409A of the Code to the full extent possible under the “short-term deferral” exemption of Treasury Regulation § 1.409A-1(b)(4) and (with respect to amounts paid no later than the second calendar year following the calendar year containing the Termination Date) the “two-years/two-times” separation pay exemption of Treasury Regulation § 1.409A-1(b)(9)(iii), which are hereby incorporated by reference.

IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date and year first above written.

HARTE-HANKS, INC.

By:
Name:
Title:

[EXECUTIVE]

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